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                                                                   EXHIBIT 99.26


FORT WORTH, Texas, Sept. 6 /PRNewswire/ -- GAINSCO, INC. (NYSE: GNA) today announced that the Company's Board of Directors elected current director Robert
W. Stallings to the post of Chairman of the Board. Mr. Stallings previously served as non-executive vice chairman. Joel C. Puckett, previously chairman, continues as a director of the Company and non-executive vice chairman.

Mr. Stallings joined GAINSCO's Board of Directors in conjunction with a March 2001 capital transaction in which Mr. Stallings purchased for $3.0 million a new series of convertible redeemable preferred stock plus a warrant. Additionally at that time, Mr. Stallings became non-executive vice chairman and entered into a consulting agreement with the Company. As chairman, there will be no change in Mr. Stallings existing remuneration.

Mr. Stallings is the recently retired chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated since 1991. Mr. Stallings has considerable experience in managing and directing the activities of several large public and private financial companies.

Mr. Puckett has been a director of the Company since 1979 and served as chairman since April 1998. Mr. Puckett is a certified public accountant with offices located in Minneapolis, Minnesota.

Mr. Stallings commented that Mr. Puckett had been an active and respected chairman and that his continuing contribution as a director and vice chairman will be greatly appreciated. Mr. Stallings said that Mr. Puckett had been a consensus builder and stabilizing force for GAINSCO during the Company's recent earnings volatility.

Additionally, Glenn W. Anderson, GAINSCO's president and chief executive officer, indicated that GAINSCO had completed the previously announced sale of its general agency subsidiary, Tri-State, Ltd.

GAINSCO, INC. is a nonstandard property and casualty insurance holding company. GAINSCO's nonstandard commercial lines products are distributed primarily through wholesale general agents throughout the United States. The Company's nonstandard personal lines products are primarily distributed through retail agents in the Southeast.

SOURCE: GAINSCO, INC.


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